                             OPERATING AGREEMENT OF

                        EVERFLOW MANAGEMENT LIMITED, LLC

                        AN OHIO LIMITED LIABILITY COMPANY

                  THIS OPERATING AGREEMENT (the "Agreement") is made and entered into effective as of the 8th day of March, 1999, by and among Everflow Management Corporation, an Ohio corporation ("EMC"), Thomas L. Korner, an individual ("Korner"), David T. Matak, an individual ("Matak"), William A. Siskovic, an individual ("Siskovic"), and Sykes Associates, a New York limited partnership ("Sykes") (EMC, Korner, Matak, Siskovic and Sykes are collectively referred to herein as the "Members").

                                    RECITALS
                                    --------

                  WHEREAS, the Members have organized Everflow Management Limited, LLC, an Ohio limited liability company (the "Company"), to engage in any lawful acts or activities for which limited liability companies can be formed under the laws of the State of Ohio;

                  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 DEFINITIONS. Certain capitalized words and phrases used in this Agreement shall have the meanings set forth on EXHIBIT 1 attached hereto and incorporated herein by reference.

                                   ARTICLE II

                           ORGANIZATION OF THE COMPANY

                  2.1 ORGANIZATION. On March 8, 1999, the Company was organized upon the execution and delivery of Articles of Organization to the Secretary of State of Ohio in accordance with and pursuant to the Ohio Act.

                  2.2 NAME. The name of the Company is Everflow Management Limited, LLC.

                  2.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be located at 585 West Main Street, Canfield, Ohio 44406 or at such other location as shall be determined from time to time by the Manager.

                  2.4 STATUTORY AGENT. The name and address of the agent for service of process in Ohio shall be William A. Siskovic, 585 West Main Street, Canfield, OH 44406.


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                  2.5 TERM. The term of the Company shall commence on the date of filing of the Articles of Organization with the Secretary of State of Ohio and shall continue until terminated in accordance with the terms of this Agreement.

                                   ARTICLE III

                             PURPOSES OF THE COMPANY

                  The purpose for which the Company is organized and the powers which it may exercise, all being in furtherance of and not in limitation of the general powers conferred upon limited liability companies by the laws of the State of Ohio, are to act as the general partner of Everflow Eastern Partners, L.P., a Delaware limited partnership ("Everflow"), and manage the business and affairs of Everflow; and to take all such actions which may be necessary, appropriate or incidental thereto as the Manager may determine from time to time. The Company shall have the power and authority to incur indebtedness, to invest Company funds and to enter into joint ventures, partnerships and other business arrangements to achieve the purposes of the Company, and shall have all other rights and powers not expressly prohibited to limited liability companies under the laws of the State of Ohio.

                                   ARTICLE IV

                         NAMES AND ADDRESSES OF MEMBERS

                  The names and addresses of the Members are as set forth on SCHEDULE A attached to this Agreement and incorporated herein by reference.

                                    ARTICLE V

                            MANAGEMENT OF THE COMPANY

                  5.1 MANAGER. Everflow Management Corporation, an Ohio corporation, is the initial Manager of the Company (the "Manager").

                  5.2 AUTHORITY OF THE MANAGER. Except as specifically reserved to the Members in Section 6.7 or elsewhere in this Agreement, the Manager shall have all power and authority to manage, and direct the management of, the business and affairs of the Company. Any action taken by the Manager shall constitute the act of and serve to bind the Company. In dealing with the Manager acting on behalf of the Company, no person shall be required to inquire into the authority of the Manager to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement.

                  5.3 POWERS OF THE MANAGER. Subject to the limitation imposed by the Ohio Act and this Agreement, the Manager shall exercise all powers necessary or convenient for the management and operation of the Company and shall use its best efforts to further the interests of the Company.



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                  5.4 RESTRICTIONS ON AUTHORITY. With respect to the Company and its property, the Manager shall have no authority to perform any act in violation of the Ohio Act or any other applicable laws or regulations thereunder, nor shall the Manager have any authority, except as expressly provided in this Agreement, to:

                           (a)      withdraw as the general partner of Everflow;

                           (b) take any action which could result in the dissolution of Everflow;

                           (c) do any act in contravention of limited partnership agreement of Everflow;

                           (d)      do any act in contravention of this
                                    Agreement;

                           (e) do any act which would make it impossible to carry on the ordinary business of the Company;

                           (f) possess Company property or assign the right of the Company in specific Company property for other than a Company purpose;

                           (g) guarantee in the name or on behalf of the Company the payment of money or the performance of any contract or other obligation of any person; and

                           (h) without having received the prior written consent of a Majority-in-Interest of the Members, assign Company property in trust for creditors or on the assignee's promise to pay the debts of the Company, consent to a judgment against the Company or submit a Company claim or liability to arbitration.

                  5.5 STANDARD OF CARE. At all times the Manager will have a fiduciary relationship to the Company and to each Member. In performing its duties under this Agreement, the Manager shall act in good faith and on a fair dealing basis with the Company and each of the Members.

                  5.6 TIME DEVOTED. The Manger shall devote such time to the business of the Company as, in the Manager's sole discretion, the Manager deems to be necessary to conduct the Company's affairs properly.

                  5.7 COMPENSATION. The Manager shall not be entitled to receive any compensation for its services pursuant to this Agreement. The Company shall reimburse the Manager for any expenses it incurs in connection with the business and affairs of the Company and shall cause Everflow to reimburse the Manager for any expenses it incurs in connection with the business and affairs of Everflow.

                  5.8 TERMINATION OF MANAGER. The Members may terminate all management powers, duties and responsibilities of the Manager by a vote of the Members owning seventy-one percent (71%) or more of the aggregate Percentage Interests. In the event the Members



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terminate and replace the Manager in accordance with the foregoing provision, such Members owning such Percentage Interests shall have the right to elect and name a replacement to the Manager who shall become the successor Manager and be entitled to all powers, duties and responsibilities of the Manager as set forth in this Agreement.

                                   ARTICLE VI

                        RIGHTS AND POWERS OF THE MEMBERS

                  6.1 NO COMMITMENTS. In dealing with third parties with respect to the Company's business or on behalf of the Company, the Members shall act in accordance with the policies established by the Manager or by consent of the Majority-in-Interest of the Members. No Member shall, in the name of or on behalf of the Company, sign or execute any contract, instrument or document, perform any other act, engage in any transaction, commit or bind the Company to any act, contract, instrument or document, or incur any debt, except as expressly permitted by this Agreement or with the written concurrence of a Majority-in-Interest of the Members or the Manager.

                  6.2 NEW MEMBERS. Notwithstanding anything to the contrary contained in this Agreement, no person shall be admitted as an additional Member or Substituted Member of the Company without the prior written consent of all of the Members.

                  6.3 MEETINGS OF THE MEMBERS. Any Member may call a meeting of the Members upon fifteen (15) days notice in writing (which may be facsimile), which notice shall specify the date, time and purpose or purposes of the meeting. Meetings of the Members shall be held at the Company's principal executive offices, unless a Majority-in-Interest of the Members agree to meet at another location. Members may be present at any meeting of the Members by telephone, provided that each Member can hear all other present Members. A Majority-in-Interest of the Members shall constitute a quorum of the Members for the transaction of business at any meeting.

                  6.4 DECISIONS OF THE MEMBERS. Except as expressly provided otherwise herein, decisions of the Members shall be made by a Majority-in-Interest of the Members.

                  6.5 ACTIONS OF THE MEMBERS WITHOUT A MEETING. Any action which may be taken by the Members at a meeting may be taken by written action without a meeting signed by all of the Members, provided that the writing setting forth such action shall be kept with the minutes of the meetings of the Members.

                  6.6 WAIVER OF NOTICE. Notice of any meeting of the Members may be waived by a Member by a waiver of the notice in writing, signed by the Member entitled to the notice, whether before, at or after the time stated for the meeting. Attendance of a Member at any meeting, whether in person, by proxy or by telephone as provided above, shall constitute waiver of notice of such meeting. Any waiver of notice of a meeting by a Member hereunder shall be equivalent to the giving of such notice.

                  6.7 RIGHTS OF THE MEMBERS. Each Member shall be entitled to
(i) have the Company books kept at the principal place of business of the Company, and at all times, during



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reasonable business hours, inspect and copy any of them; (ii) have a list of all the Members kept at the principal place of business of the Company, and at all times, during reasonable business hours, inspect and copy such list; (iii) have on demand true and full information of all matters affecting the Company and a formal account of Company affairs whenever circumstances render it just and reasonable; (iv) have dissolution and winding up of the Company as provided by this Agreement; and (v) have such additional rights as are elsewhere provided in this Agreement.

                           Notwithstanding anything to the contrary elsewhere in
this Agreement, the Manager shall not have the right to undertake any of the following actions without the prior written approval of Members owning at least seventy-one percent (71%) of the aggregate Percentage Interests:

                           (a)      admit a person or persons as Members;

                           (b)      withdraw as general partner of Everflow;

                           (c) take any action which could result in the dissolution of Eveflow;

                           (d) propose any amendment to the partnership agreement of Everflow;

                           (e) vote its interest as a general partner of Everflow on any matter put to a vote of the limited partners of Everflow; and

                           (f)      effect a dissolution of the Company.

                  6.8 LIMITATIONS ON THE RIGHTS OF MEMBERS. No Member shall have the right:

                           (a) to have his capital contribution repaid except to the extent provided in this Agreement, to demand property other than cash in payment of his capital contribution or to receive interest on his capital contribution;

                           (b) to require partition of Company property or to compel any sale or appraisement of Company assets or sale of a deceased Member's Interest therein, notwithstanding any provisions of law to the contrary;

                           (c) to sell or assign his Member Interest or to constitute the vendee or assignee thereunder a substituted Member, except as provided in
                                    Article 11; or

                           (d) to withdraw as a Member except as provided in Article 11.




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                                   ARTICLE VII

                    LIMITATION OF LIABILITY; INDEMNIFICATION

                  7.1 PROOF OF FAILURE TO SATISFY STANDARD OF CONDUCT. A Member, a Manager or an officer, director, shareholder, employee, agent or Affiliate of the Manager shall not be deemed to have violated any standard of conduct under this Article 7 unless such violation is proved by clear and convincing evidence, in an action brought against such Person. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendre or its equivalent shall not of itself constitute proof or create a presumption that the appropriate standard of conduct has been violated.

                  7.2 LIMITATION OF LIABILITY. Neither the Manager, nor any officer, director, shareholder, employee, agent or Affiliate of the Manager, nor any Member is to be held liable for damages to the Company or any Member with respect to claims relating to his, her or its conduct for or on behalf of the Company, except that any of the foregoing persons is to be liable to the Company for damages to the extent that it is proved by clear and convincing evidence (i) that his, her or its conduct was not taken (A) in good faith, (B) in a manner reasonably believed to be in or not opposed to the best interests of the Company, or (C) with the care that an ordinarily prudent person in a like position would use under similar circumstances; or (ii) with respect to any criminal action, proceeding, or investigation, that he, she, or it had no reasonable cause to believe his, her or its conduct was unlawful.

                  7.3 INDEMNIFICATION OF MEMBERS AND THE MANAGER. The Company agrees to indemnify each Member and the Manager, its officers, directors, shareholders, employees, agents and Affiliates acting in good faith (each an "Indemnified Party"), to the fullest extent permitted by law, and to save and hold each Indemnified Party harmless from, and in respect of, all (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against such Indemnified Party or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and
(2) such claims, actions or demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; PROVIDED, however, that this indemnification shall apply only so long as the Indemnified Party has acted in good faith on behalf of the Company, in a manner reasonably believed by him or her to be within the scope of his or her authority under this Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct, fraud or gross negligence. Expenses, including attorneys' fees, incurred by an Indemnified Party in defending any proceeding referred to in this
Section 7.3, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 7.3.



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                                  ARTICLE VIII

                              CAPITAL CONTRIBUTION

                  8.1 INITIAL CAPITAL CONTRIBUTION. Upon the execution of this Operating Agreement, the Members shall contribute initially to the capital of the Company the sum of money or the gross fair market value of property set forth opposite each Member's name on Exhibit A attached hereto in full payment of his Initial Capital Contribution.

                  8.2 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as otherwise specifically provided in this Operating Agreement, no Member shall be required to make any other contributions to the capital of the Company.

                  8.3 INTEREST. No Member shall be entitled to receive any interest on the Member's Capital Account.

                  8.4 CAPITAL ACCOUNTS

                           (a) A separate capital account ("Capital Account")
for each Member shall be established on the books of the Company and maintained throughout the term of the Company. As funded and adjusted in accordance with this Agreement, the Capital Accounts of the Members shall reflect the underlying economic arrangements of the Members.

                           (b) In the event any Interest is transferred in
accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                           (c) The foregoing provisions and the other provisions
of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts (or any debits or credits thereto) are computed in order to comply with such Regulations, the Manager may make such modification, provided that it shall not have a material effect on the amounts distributable to any Member pursuant to Article 9 or Article 12 hereof.

                                   ARTICLE IX

                 ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

                  9.1 PROFITS AND LOSSES. Except as provided in Section 9.2 below, Profits and Losses shall be allocated among the Members in proportion to each Member's respective Interest in the Company. All Profits and Losses allocated to the Members shall be credited or charged, as the case may be, to their respective Capital Accounts.



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                  9.2 TAX ALLOCATION.

                           (a) In accordance with Code Section 704(c) and the
Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial gross fair market value (as reflected on Exhibit A attached hereto).

                           (b) Any elections or other decisions relating to such
allocations shall be made by the Manger in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
Section 9.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, or other items or distributions pursuant to any provision of this Agreement.

                  9.3 OTHER ALLOCATION RULES

                           (a) For purposes of determining Profits, Losses or
any other items allocable to any period, Profits, Losses and any such other item shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

                           (b) Except as otherwise provided in this Agreement,
all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be among the Members in the same proportions as they share Profits and Losses, as the case may be, for each fiscal year.

                  9.4 DISTRIBUTIONS

                           (a) GENERAL. From time to time, the Manager may
determine the amount of Cash Flow, if any, of the Company available for distribution to the Members. Distributions of Cash Flow shall be made to the Members, when, as, and if determined by the Manager; PROVIDED, HOWEVER, that the Company shall distribute Cash Flow to the Members in amounts and at the times necessary to cover the Members' Federal, state and local income and franchise taxes attributable to the Company's operations.

                           (b) DISTRIBUTION OF CASH FLOW. All Cash Flow
distributable other than in connection with the dissolution of the Company (as to any Member) or the termination and winding up of the Company (as to all of the Members) shall be distributed in proportion to their respective aggregate Capital Contribution to the Company.

                           (c) DISTRIBUTIONS UPON WINDING UP. Cash available for
distribution in connection with the liquidation, termination and winding up of the Company shall be distributed in accordance with the provisions of Article 12.



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                           (d) NO WITHDRAWAL. No Member shall be entitled to
withdraw or obtain a return of all or any part of his Capital Contribution, except upon liquidation, termination and winding up of the Company or upon unanimous prior approval of the other Members.

                                    ARTICLE X

                    BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

                  10.1 BOOKS AND RECORDS. The Manager shall maintain full and accurate books at its principal office or such office as shall be designated for such purpose by the Members with respect to the operations of the Company. The books shall be closed and balanced at the end of each calendar year and annual statements showing (i) cash, receipts and disbursements; (ii) Company profits and losses for the calendar year, and (iii) profits and losses for each Member for income tax purposes shall be prepared by the accountants for the Company and distributed to all Members within a reasonable time after the close of each calendar year. Accounts shall also be maintained showing the basis for federal income tax purposes of each Member's Interest and the Members shall be advised of such basis annually.

                  10.2 REPORTS. The Manager shall deliver to each Member within ninety (90) days after the end of its fiscal year, tax information necessary for the preparation of the Members' Federal income tax returns.

                  10.3 TAX MATTERS MEMBER. The Manager shall be the designated party to receive all notices from the Internal Revenue Service which pertain to the tax affairs of the Company. The Manager shall be the "tax matters partner" as such term is defined in Section 6231(a)(7) of the Code with respect to operations conducted by the Company pursuant hereto and in accordance therewith take such actions and execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Regulations.

                  10.4 BANK ACCOUNTS. The Manager shall cause one or more accounts to be maintained in a bank (or banks) which is (are) a member(s) of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with its business and in which shall be deposited any and all Company monies. All such amounts shall be and remain the property of the Company and will be received, held and disbursed by the Manager for only such purposes as are specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds. The Manager may invest such funds, as it may deem appropriate, in short term certificates of deposit, government obligations, or prime grade commercial paper. All Company checks written upon and any withdrawals from any such bank account or accounts may be made by the Manager.

                  10.5 FISCAL YEAR. The fiscal year of the Company shall be the calendar year.



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                                   ARTICLE XI

               TRANSFER OF INTERESTS; EFFECT OF WITHDRAWAL EVENTS

                  11.l TRANSFER OF INTERESTS. No Member shall be entitled to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of, including any involuntary transfer or transfer by operation of law upon divorce, in bankruptcy or by way of execution, seizure or sale by legal process (hereinafter "transfer"), all or any portion of his, her or its Interest or any portion thereof unless the applicable provisions of this
Article 11 are complied with in full. Any attempted transfer of a Member's Interest other than in accordance with the preceding sentence shall be null and void and be of no force or effect. Each Member hereby further agrees to hold the Company and each Member (and each Member's successors and assigns) wholly and completely harmless from any cost, liability or damage (including without limitation liabilities for income taxes and costs of enforcing this indemnity) incurred by any such indemnified persons as a result of a transfer or an attempted transfer in violation of this Agreement.

                  11.2 REQUIREMENTS OF TRANSFER.

                           (a) In the event a Member seeks to withdraw from the
Company and transfer his Interest ("Withdrawing Member"), he shall first be required to obtain the approval of a majority of the then-remaining Members (on a PER CAPITA basis). If such approval is granted, the Withdrawing Member shall then be required to transfer such Interest PRO RATA to all of the then-remaining Members. Each such remaining Member shall be obligated to acquire from such Withdrawing Member that portion of such Withdrawing Member's Interest equal to the amount obtained by multiplying such Withdrawing Member's Interest by a fraction, the numerator of which is the Interest of the Member acquiring the Withdrawing Member's Interest and the denominator of which is all of the Interests in the Company less the Withdrawing Member's Interest.

                           (b) The consideration to be paid by the
then-remaining Members to the Withdrawing Member for such Interest shall be Units of Everflow. The value of the Withdrawing Member's Interest shall be equal to the percentage interest such Withdrawing Member's Interest represents in Everflow. Accordingly, such value shall be calculated as a percentage interest in Everflow and be paid to the Withdrawing Member in such number of Units (which also represent a percentage interest in Everflow) as shall equal the indirect percentage interest of the Withdrawing Member in Everflow.

                           (c) The provisions of Subsection 11.2(a) and (b)
notwithstanding, no Member shall be able to withdraw and transfer his Interest to another Original Member pursuant to this Agreement, if the effect of any such withdrawal or transfer would be to reduce the number of Original Members to fewer than three (3) Original Members. In such event, a Member shall only be able to withdraw as a Member and transfer his Interest to a substitute Member acceptable to all of the then remaining Members in their absolute discretion and otherwise comply with the provisions of Section 11.2(e).


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                           (d) In the event the provisions of Section 11.2(c)
prevent a Member from withdrawing from the Company, such a Member shall be entitled to withdraw from the Company only upon compliance with the provisions of Section 11.2(e).

                           (e) Upon the prior written approval of all
then-remaining Members, a substitute Member may acquire such Withdrawing Member's Interest pursuant to the provisions of Section 11.2(b) (i.e. such substitute Member shall pay the Withdrawing Member for such Withdrawing Member's Interest in Units of Everflow and such Interest shall be valued equal to such Interest's indirect percentage in Everflow). In the event such substitute Member does not own any Units or sufficient Units to acquire such Withdrawing Member's Interest, the then-remaining Members, on a PRO RATA basis, shall be obligated to acquire such Withdrawing Member's Interest by payment to such Withdrawing Member of such number of Units as shall be equal to such Interest's indirect percentage interest in Everflow. Upon the occurrence of the events described in the previous sentence, the substitute Member shall still be admitted to the Company but shall be obligated to make such capital contribution to Everflow as the Manager shall determine (any such transfer as heretofore described in this Section 11.2(e) shall also be deemed a "Permitted Transfer" for purposes of this
Article VIII). In addition, such proposed substitute Member shall have agreed to assume, perform and discharge all of the duties and obligations of a Member hereunder.

                           (f) In addition to the requirements of subsections
11.2(a) through (e), no sale, exchange, assignment or transfer by a Member may be made (i) if the Interests sought to be sold, exchanged, assigned or transferred, when added to the total of all other Interests sold, exchanged, assigned or transferred within the period of twelve (12) months prior thereto, would result in the termination of the Company under Section 708 of the Code, or any successor section thereto; (ii) except pursuant to an effective registration statement under all applicable federal and state securities laws or in a transaction which is exempt from registration under such laws; and (iii) (if the Manger shall request) unless the transferor Member delivers to the Manager an opinion, in form and substance and issued by counsel acceptable to the Manager, covering such securities laws, tax and other aspects of the proposed transfer as the Manager may request.

                           (g) Any Member who sells, assigns or otherwise
transfers all or any portion of his Interest in strict compliance with the terms and provisions of this Agreement shall promptly notify the Manager of such transfer and furnish the Manager the name and address of the transferee and such other information as might be required under Section 650K of the Code and the Regulations.

                  11.3 EFFECT OF EMPLOYMENT TERMINATION, DEATH OR DISABILITY. Notwithstanding anything to the contrary herein, in the event any Member (i) who is an employee of the Company, Everflow, EEI or EMC, has such employment involuntarily terminated by the Company, Everflow, EEI or EMC, as the case may be, (ii) dies or (iii) becomes permanently disabled, any such Member shall be obligated to sell and all the then-remaining Members shall be obligated to acquire, the Interest of such Member as if such purchase and sale were a Permitted Transfer pursuant to the provisions of Section 11.2, and all the terms and conditions of Section 11.2 shall apply to such purchase and sale. For purposes of this Section 11.3, the death or disability of Robert F. Sykes, Managing General Partner of Sykes Associates, one of the Members, shall be deemed a "death" or "disability" as applicable of



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Member pursuant to subclause (ii) or (iii) hereof, and the Interests of Sykes
Associates shall thereupon be sold pursuant to the provisions of this Section 11.3.

                  11.4 SUBSTITUTE MEMBER. The assignee or successor in interest of a Member in a Permitted Transfer may become a substitute Member only when:

                           (a) the Manager shall have consented thereto, and
such consent may be withheld by the Manager in its sole discretion;

                           (b) the assignee shall have expressed his intention
to become a substitute Member and accepts and adopts all of the terms and provisions of this Agreement and any amendments hereto (including, without limitation, the restrictions imposed under this Article VIII) by becoming a party to this Agreement by executing a Substitute Member Counterpart Signature Page;

                           (c) such certificates or instruments as are required
by law shall have been executed and filed; and

                           (d) the assignor or the assignee shall have paid or
obligated himself to pay all reasonable expenses (as the Manger may determine) connected with such admission or substitution.

                  11.5 RESTRICTIONS OF SUBSTITUTE MEMBER. Notwithstanding anything to the contrary herein, a Member's Interest or any portion thereof shall not be assigned or transferred to any person who is insane, incompetent or has not attained the age of majority, or to a person or entity not lawfully empowered to own such Interest, and any assignment or transfer directly to a person or entity under such disability may be disregarded by the Company, in its discretion.

                  11.6 TIME OF TRANSFER. Any transfer of an Interest to a third party by a Member permitted under this Article 11 shall be effective as of midnight of the last day of the calendar month in which it is made, or, at the election of a Majority-in-Interest of the remaining Members, as of 7:00 A.M. the day following the date of the transfer (the "Effective Transfer Date.")

                  11.7 DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED INTEREST. If any Interest is transferred during any accounting period to a third party or to a Member in compliance with the provisions of this Article 11, Profits, Losses and each item thereof and all other items attributable to such Interest for such period, shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Article 9 hereof and Code Section 706(d), using the Effective Transfer Date as the date upon which the change in ownership of the Interest occurred, and using any conventions permitted by law and selected by a Majority-in-Interest of the remaining Members. All distributions on or before the Effective Transfer Date shall be made by the transferor and all distributions thereafter shall be made to the transferee. Neither the Company nor any Manager or Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.7, whether or not any of them has knowledge of any transfer of ownership of any Interest.

                  11.8     EFFECT OF WITHDRAWAL EVENTS

                           (A) NO RESIGNATION. No Member shall be entitled to
resign as a Member, except in connection with a transfer of such Member's entire Member's Interest in the Company in compliance with the terms and conditions of this Article 11 and, in the case of a resigning Member, with respect to which his or her transferee has been admitted as a substitute Member in accordance with Section 11.4.

                           (B) DEATH, DISSOLUTION, ADJUDICATION OF INCOMPETENCY.
If the Company is continued in accordance with Section 12.1 below following the death, dissolution or adjudication of incompetency of a Member, such Member's Interest shall not be terminated or repurchased and the successor-in-interest or legal representative of such Member shall be substituted as a Member upon compliance with the terms and conditions of Section 11.4.

                           (C) BANKRUPTCY EVENT. If the Company is continued in
accordance with Section 12.1 below following the occurrence of a Bankruptcy Event with respect to a Member, then (1) his or her Member Interest shall be immediately converted into an Economic Interest only and such Member shall be immediately removed as a Member and shall thereafter have only the rights of an Economic Interest Owner; (2) unless the call option provided under clause (3) below is exercised by the Company, such Member shall not withdraw or resign from the Company, have his or her Member Interest repurchased or have any right to compel any payment by the Company for his or her Member Interest; and (3) the Company shall have the option, but not the obligation, to repurchase such Member's Interest in its entirety, which such option shall be exercisable by the delivery to such Member of written notice to such effect within 180 days after a Majority-in-Interest of the remaining Members have elected to continue the Company. The price for such Member's Interest in connection with a purchase and sale hereunder shall be the Appraised Price. Such purchase and sale shall be consummated not more than ninety (90) days after the date the Company elects to exercise its option hereunder, by the payment of the purchase price by the Company in cash or by certified check against the delivery by such Member (or its successors) of written representations and warranties with respect to his or its good and marketable title to the Member Interest, free and clear of adverse claims, his or its full capacity and legal right to transfer the Interest to the Company and his or its right to transfer the Member Interest to the Company without the consent or action of any third party.

                           (D) NO OTHER WITHDRAWAL. Except as expressly provided
in this Section 11.8 and in Section 12.2 in connection with the termination and winding up of the Company, the Company shall not be obligated to repurchase the Member's Interest of any Member, nor shall a Member be entitled to receive any other payment or distribution in connection with his or her withdrawal from the Company.

                                   ARTICLE XII

                     TERMINATION, LIQUIDATION AND WINDING UP

                  12.1 TERMINATION OF THE COMPANY. The Company shall terminate upon the first to occur of: (a) the unanimous written agreement of the Members;
(b) the occurrence of a Withdrawal Event as to any Member, unless a Majority-in-Interest of the remaining Members agree to continue the Company within ninety (90) days after the occurrence of such Withdrawal Event. Except as specifically stated in this Section 12.1, no event that would cause a dissolution under the Act causes a dissolution of the Company.

                  12.2 METHOD OF DISTRIBUTION UPON WINDING UP. Upon termination of the Company pursuant to Section 12.1 above, the assets of the Company and proceeds of any liquidation shall be applied and distributed in the following manner and order of priority:

                           (a) to the payment and discharge of all of the
Company's debts and liabilities and expenses of liquidation and dissolution;

                           (b) to the setting up of any reserves reasonably
necessary for any contingent or unforeseen liabilities or obligations of the Company;

                           (c) to the payment of the balance, if any, of the
respective Capital Accounts of the Members (after making the allocations required under the provisions of Article IX), but if the amount available for such payment shall be insufficient, then PRO RATA among all of the Members according to the respective positive balances of their Capital Accounts at such time; and

                           (d) the remainder, if any, to the Members in
accordance with their respective balances.

                  12.3 WINDING UP AND LIQUIDATION. As soon as possible following the occurrence of any event of termination, the Company shall execute and file as provided in the Ohio Act a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State of Ohio or which otherwise complies with the Act. Upon the filing of such statement of intent to dissolve with the Secretary of State of Ohio, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its affairs, but its separate existence shall continue until a certificate of dissolution has been filed with the Secretary of State of Ohio or until a decree dissolving the Company has been entered by a court of competent jurisdiction. The filing of the statement of intent to dissolve shall not affect the limited liability of the Members. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

                  13.1 NOTICES. Any notice or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been given and received for all purposes when delivered personally to the party to whom the same is directed or when mailed or sent by overnight delivery service, charges prepaid, addressed to the party to whom the same is directed at the address set forth in this Agreement, or such other address as the Company has received written notice from time to time.

                  13.2 GOVERNING LAW. The Company, this Agreement and the rights of the Members hereunder shall be governed by the laws of the State of Ohio.

                  13.3 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives any right that he, she or it may have to maintain any action for partition with respect to the property of the Company.

                  13.4 AMENDMENTS. The Agreement may be amended from time to time by a writing executed by the Majority-in-Interest of the Members; PROVIDED, HOWEVER, that (i) Schedule A may be modified from time to time by the Manager to reflect any change in the Members or in their respective interests, (ii) no amendment shall reduce a Member's percentage interest unless the writing is executed by him, (iii) no amendment shall effect any change in this section unless the writing is executed by all of the Members, and (iv) no amendment shall effect any change in any provision of this Agreement providing for action to be taken by a specified percentage of Interests in the Company unless the writing is executed by Members whose aggregate Interests at least equal the percentage specified in the provision to be changed.

                  13.5 CONSTRUCTION. Whenever the singular is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

                  13.6 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any prior understandings and agreements, whether written or oral, with respect to such subject matter.

                  13.7 SEVERABILITY. If any provision of this Agreement or its application to any person or circumstance shall, for any reason and to any extent, be invalid, illegal or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforceable to the fullest extent permitted by law.

                  13.8 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

                  13.9 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

                  13.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  13.11 FEDERAL INCOME TAX ELECTION. In the event of a transfer of all or any portion of the Interest of any Member, the Company shall elect pursuant to Section 754 of the Code to adjust the basis of assets of the Company upon written request of the transferee.

                  13.12 INJUNCTIVE RELIEF. Each Member acknowledges that it will be impossible to measure in money the damage to the Company and to the other Members if there is a failure to comply with this Agreement. It is therefore agreed that the Company or any other Member, in addition to any other rights or remedies which they may have, shall be entitled to immediate injunctive relied and to specific performance to enforce this Agreement and that if any action or proceeding is brought in equity to enforce it, no party will urge, as a defense, that there is an adequate remedy at law.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.



                                     EVERFLOW MANAGEMENT CORPORATION

                                     By:  /s/William A. Siskovic
                                          --------------------------------------
                                     Its:  Vice President
                                          --------------------------------------


                                     SYKES ASSOCIATES

                                     By:  /s/Robert F. Sykes
                                          --------------------------------------
                                             Robert F. Sykes, general partner


                                          /s/Thomas L. Korner
                                          --------------------------------------
                                             Thomas L. Korner


                                          /s/William A. Siskovic
                                          --------------------------------------
                                             William A. Siskovic


                                          /s/David T. Matak
                                          --------------------------------------
                                             David T. Matak

                                   SCHEDULE A
                                   ----------

                      MEMBERS' NAMES, CAPITAL CONTRIBUTION
                      ------------------------------------
                            AND PERCENTAGE INTERESTS
                            ------------------------


                                                     Capital                       Percentage
                                                     Account                        Interest
                                                     -------                        --------


Everflow Management Corporation                      $       4,916                     1%
585 West Main Street
Canfield, Ohio 44406

Sykes Associates                                     $     278,131                 56.571471%
60 Brookside Drive
Rochester, NY  14618

Thomas L. Korner                                     $      69,533                 14.142843%
4200 W. Middletown Road
Canfield, Ohio  44406

William A. Siskovic                                  $      69,533                 14.142843%
3745 Fawn Drive
Youngstown, Ohio 44406

David T. Matak                                       $      69,533                 14.142843%
1953 Quaker Lane
Salem, Ohio  44460

                                    EXHIBIT 1
                                    ---------

                                   DEFINITIONS
                                   -----------

Certain capitalized words and phrases used in this Agreement shall have the following meanings:

                  (A) "AFFILIATE" means with respect to another person, (i) any person who directly or indirectly owns, controls or holds, with power to vote, five percent (5%) or more of the outstanding voting securities of such other person, (ii) any person with respect to which five percent (5%) or more of the outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person, (iii) any person directly or indirectly controlling, controlled by or under common control with such other person, (iv) any officer, director or partner of such other person, and (v) if such other person is an officer, director or partner, any company, partnership, association or other entity or organization for which such person acts in any such capacity.

                  (B) "AGREEMENT" means this Operating Agreement of Everflow Management Limited, LLC, as originally executed and as amended from time to time in accordance with Section 13.4 hereof.

                  (C) "APPRAISED PRICE" means the price determined by a qualified appraiser selected by the Manager.

                  (D) "ARTICLES OF ORGANIZATION" mean the Articles of Organization of the Company as filed with the Secretary of State of Ohio on March 8, 1999, as the same may be amended from time to time in accordance with the Ohio Act.

                  (E) "BANKRUPTCY EVENT" means, with respect to any Member:

                           (1) the making of an assignment for the benefit of creditors;

                           (2)      the filing of a voluntary petition in
                                    bankruptcy;

                           (3)      the adjudication of bankruptcy or
                                    insolvency, or the entry of an order for relief, in any bankruptcy or insolvency proceeding;

                           (4) the filing of a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

                           (5) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of a nature described in (1) - (4) above;

                           (6) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his or its properties; or

                           (7)      the passage of 120 days after the
                                    commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulations, if the proceeding has not been dismissed, or the passage of 90 days after the appointment without his or its consent or acquiescence of a trustee, receiver or liquidator of the Member or of all or any substantial part of his or its properties, if the appointment is not vacated or stayed, or the passage of 90 days after the expiration of any such stay, if the appointment is not vacated.

                  (F) "CAPITAL ACCOUNT" means, with respect to any Member, the Capital Account maintained for such Person pursuant to the provisions of Section 8.4 of this Agreement, which shall be determined and adjusted as follows:

                           (1) To each Member's Capital Account, there shall be credited the following: (a) such Member's Capital Contributions; and (b) such Member's allocations of Profits; and

                           (2) To each Member's Capital Account there shall be debited the following: (a) the amount of cash distributed to such Member pursuant to any provision of this Agreement; and (b) such Member's allocation of Losses.

                  (G) "CAPITAL CONTRIBUTION" means the amount in cash or agreed-upon value of property contributed by each Member (or its or his/her predecessors in interest) to the capital of the Company for its or his/her Interest, as set forth on SCHEDULE A attached hereto.

                  (H) "CASH FLOW" means the excess of all cash received by the Company (whether from the sale of Company assets or otherwise), over amounts applied to the payment of the obligations and expenses incurred by the Company and any reserves deemed necessary and prudent by the Manager for future operations of the Company.

                  (I) "CODE" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of succeeding federal revenue laws.

                  (J) "COMPANY" means Everflow Management Limited, LLC.

                  (K) "ECONOMIC INTEREST" means the interest in the Company's Profits, Losses and distributions owned by a Person who is not a Member.

                  (L) "ECONOMIC INTEREST OWNER" means any Person who owns an Economic Interest but who is not a Member.

                  (M) "EFFECTIVE TRANSFER DATE" is defined in Section 11.6.

                  (N) "EVERFLOW" means Everflow Eastern Partners, L.P., a Delaware limited partnership.

                  (O) "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           (1) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the following times: (a) the acquisition of an additional Member's Interest or Economic Interest (other than pursuant to Section 8.1 hereof) by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution; (b) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company property (including cash) as consideration for an Interest, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulations
                                    Section 1.704-1(b)(2)(ii)(g).

                           (2) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this paragraph (O)(2) to the extent the Manager shall determine that an adjustment pursuant to paragraph
                                    (O)(1) is necessary or appropriate in
                                    connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (O)(2).

                  (P) "INTERESTS" means the interest in the Company's Profits, Losses and distributions owned by a Member.

                  (Q) "MAJORITY-IN-INTEREST", when used with respect to the Members, means Members holding more than 71% of the Percentage Interests held in the aggregate by all Members.

                  (R) "MANAGER" means Everflow Management Corporation, an Ohio corporation.

                  (S) "MEMBER" means (1) any Person whose name is set forth on SCHEDULE A attached hereto under the caption "Member," or (2) any Person who has been admitted as a additional or substituted Member pursuant to the terms of this Agreement; PROVIDED, that, if a Member transfers all of his or its interest in the Company's Profits, Losses and distributions, from and after the date of such transfer such transferor shall no longer be a Member and shall thereafter have none of the other rights associated with his or its Member's Interest. "Members" means all such Persons.

                  (T) "MEMBER'S INTEREST" means the entire interest in the Company owned by a Member, including such Member's (1) interest in the Company's Profits, Losses and distributions, (2) rights with respect to the management and administration of the Company, (3) access to or rights to demand or require any information or account of the Company or its affairs, and (4) rights to inspect the books and records of the Company.

                  (U) "OHIO ACT" means the Ohio Limited Liability Company Act, Ohio Revised Code Sections 1705.01 et seq., as amended from time to time (or any corresponding provisions of succeeding law).

                  (V) "PERCENTAGE INTEREST" means the Members' relative shares of the Company's Profits, Losses and interim distributions, as set forth from time to time on SCHEDULE A attached hereto.

                  (W) "PERSON" has the meaning set forth in Section 1705.01(K) of the Ohio Revised Code, as amended from time to time (or any corresponding provisions of succeeding law).

                  (X) "PROFITS" and "LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                           (1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph (X) shall be added to such taxable income or loss.

                           (2) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code
                                    Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph (X), shall be subtracted from such taxable income or loss.

                           (3) At any time the Gross Asset Value of any Company property is adjusted pursuant to paragraph (O)(1), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Profits or Losses.

                           (4) Gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

                  (Y) "REGULATIONS" means the regulations promulgated under the Code, as the same may be amended from time to time, including corresponding provisions of any succeeding regulations.

                  (Z) "WITHDRAWAL EVENT" means the death, dissolution, adjudication of incompetency, occurrence of a Bankruptcy Event or resignation (except as expressly permitted by this Agreement) of or with respect to a Member.